                                                                     EXHIBIT 4.3

                               NOMINEE AGREEMENT

         THIS NOMINEE AGREEMENT is made and entered into effective as of the 19th day of August, 1982 by and among Dorchester Gas Corporation, a Delaware corporation ("Dorchester"), Dorchester Hugoton, Ltd., a Texas limited partnership (the "Partnership") and Hugoton Nominee, Inc., a Texas corporation ("Nominee").

         WHEREAS, the Partnership is a limited partnership created and existing pursuant to a Certificate and Agreement of Limited Partnership filed with the Secretary of State of Texas on June 17, 1982 (as now in effect or as hereafter amended, the "Partnership Agreement"), with George S. Rooker, Preston A. Peak, and John R. Barnes, as initial General Partners, and Dorchester as the initial Limited Partner;

         WHEREAS, Dorchester has assigned all of the units of limited partnership interest ("Units") of the Partnership to the holders of Dorchester Common Stock of record at the close of business on July 2, 1982 and to certain key employees (collectively, the "Distributees");

         WHEREAS, pursuant to a Depositary Agreement dated as of June 17, 1982 among Mercantile National Bank at Dallas (the "Depositary"), Dorchester and the Partnership (as now in effect or as hereafter amended, the "Depositary Agreement"), Dorchester has deposited Certificate No. 1 evidencing the Units with the Depositary and directed the Depositary to issue depositary receipts ("Depositary Receipts") evidencing the Units to the Distributees; and

         WHEREAS, it is necessary to provide a nominee to act as a limited partner of record for those recipients and holders from time to time of Depositary Receipts who do not elect to become substituted Limited Partners under the Partnership Agreement and applicable state law.

         NOW, THEREFORE, in consideration of the premises and promises hereinafter contained, it is agreed by and among the parties hereto as follows:

         1. Definitions. Unless the context otherwise requires, terms not otherwise defined herein shall have the meaning given them in the Partnership Agreement.

         2. Substitution as Limited Partner of Record. Nominee agrees to become a substituted Limited Partner in the Partnership subject to the provisions of this Agreement and to the right of recipients and holders from time to time of Depositary Receipts to become substituted Limited Partners in accordance with the terms of the Depositary Agreement and the Partnership Agreement. The parties hereto shall execute and deliver such documents and take such actions as may be necessary or appropriate to evidence or consent to the substitution herein contemplated. It is understood, acknowledged and agreed that (i) Nominee is becoming a substituted Limited Partner for the limited purpose of being reflected as a nominee limited partner under the Partnership Agreement and applicable state law, and (ii) all rights and interests of Dorchester, as the initial Limited Partner, including the right to become a substitute Limited Partner, have been assigned by Dorchester to the Distributees. Consistent with the foregoing, Nominee agrees to execute and deliver such documents and take such actions from time to time as may be necessary or appropriate to provide for the admission of holders of Depositary Receipts as substituted Limited Partners in accordance with the provisions of the Partnership Agreement and applicable state law.

         3.      Exercise of Rights as a Limited Partner.
                 ---------------------------------------

                 (a) Nominee shall have no obligation to exercise any rights it may have as a Limited Partner of record. To the extent Nominee exercises any residual rights and powers remaining in Nominee as a Limited Partner of record, Nominee agrees to use its best efforts to exercise such rights and powers in favor and in the best interests of the record holders of Depositary Receipts representing the Units with respect to which Nominee is the record Limited partner.

                 (b) With respect to those Units held of record by Nominee from time to time, Nominee hereby irrevocably designates the record holder of the Depositary Receipt(s) evidencing such Units as its representative for purposes of exercising the right of a Limited Partner to inspect the books and records of the Partnership in accordance with the provisions of the Partnership Agreement and applicable state law. Nominee agrees to furnish or cause to be furnished to each such record holder of a Depositary Receipt all notices, reports, communications and information delivered to Nominee, in its capacity as a Limited Partner of record, under the Partnership Agreement; provided, however, if such notices, reports, communications and information are otherwise furnished to such Depositary Receipt record holders, Nominee shall have no obligation to additionally furnish such notices, reports, communications and information. In connection with any notice received by Nominee as a Limited Partner to vote under the Partnership Agreement or applicable law, Nominee agrees to inform, directly or indirectly, such record holders of their right to become substituted Limited Partners.

         4.      Reimbursement for Expenses and Indemnification.
                 ----------------------------------------------

                 (a) The Partnership agrees to reimburse Nominee for all expenses incurred by Nominee in its capacity as Limited Partner of record under this Agreement.

                 (b) In any threatened, pending or completed action, suit or proceeding to which Nominee was or is a party, or is threatened to be made a party, by reason of the fact that it is or was a Limited Partner of the Partnership, the Partnership agrees to indemnify Nominee against, and hold it harmless from, any liability incurred by Nominee in such capacity if, in the transaction giving rise to such action, suit or proceeding, Nominee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and Nominee's conduct in such transaction did not constitute gross negligence, intentional misconduct or willful breach of Nominee's obligations under this Agreement. The indemnification and immunities provided for in this paragraph shall extend to Nominee's officers, directors, shareholders, employees and agents.

         5.      Resignation and Removal.

                 (a) Nominee may at any time resign as a Limited Partner of record under this Agreement by written notice of its election to do so delivered to the Partnership. Such resignation shall take effect upon the appointment and substitution of a successor Limited Partner of record and its acceptance of such appointment as hereinafter provided.

                 (b) Nominee may at any time be removed by the Partnership as a Limited Partner of record under this Agreement by written notice of removal delivered to Nominee, such removal to be effective upon the appointment and substitution of a successor Limited Partner of record under this Agreement and its acceptance of such appointment as hereinafter provided.

                 (c) If Nominee resigns or is removed, the Partnership shall, within thirty (30) days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Limited Partner of record to act under this Agreement. Any successor Limited Partner of record under this Agreement shall execute and deliver to its predecessor and to the Partnership an instrument in writing accepting its appointment, and thereupon such successor Limited Partner, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor, upon the written request of the Partnership, shall execute and deliver an instrument transferring to the successor Limited Partner all rights and powers of the predecessor under this Agreement and shall take such other action as may be necessary or appropriate to effect or evidence such succession. If Nominee resigns or is removed, it shall, if requested by the Partnership, promptly change its name so as to reflect that it no longer is acting as a Limited Partner of record under this Agreement or otherwise associated with the Partnership. In the event the Partnership requests such name change, Nominee shall permit its successor hereunder to utilize the name "Hugoton Nominee, Inc." and shall execute and deliver such documents and take such actions as may be necessary or appropriate to permit such use.

         6. Amendment. This Agreement may at any time and from time to time be amended by agreement among the parties hereto in any respect deemed necessary or desirable by them that does not adversely affect any substantial right of the record holders of Depositary Receipts for Units held of record by Nominee. Any amendment of this Agreement that adversely affects any substantial right of the record holders of Depositary Receipts for Units held of record by Nominee shall be approved by the record holders of Depositary Receipts evidencing the Applicable Percentage Interest of such Units.

         7. Termination. This Agreement shall terminate upon the earlier of (i) the failure of Nominee to hold any Units of record as a Limited Partner under this Agreement or (ii) dissolution of the Partnership (subject to reconstitution in certain events) as provided in the Partnership Agreement.

         8. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of said parties, their successors and permitted assigns. Nominee shall not be entitled to assign any of its rights under this Agreement without first obtaining the written consent of the other parties hereto.

         9. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision; and it is the intent of each party hereto that there shall be added automatically as a part of the Agreement, a provision (prepared by counsel for the Partnership) as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         10. Governing Law. This Agreement is entered into and shall be construed and enforced in accordance with the applicable laws of the State of Texas.

         11. Counterparts. This Agreement may be executed in several counterparts and by the several parties hereto, on separate counterparts, and each counterpart, when executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same agreement.

         11. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered or mailed from within the United States by first class United States mail, postage prepaid, or by pre-paid telegram or telex and addressed to each party at its address as set out on the signature pages to this Agreement. Any party may change its address by giving a notice in writing to the other parties stating its new address.

         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written by the parties hereto.


                                        DORCHESTER GAS CORPORATION
                                        5735 Pineland Drive
                                        P.O. Box 31049
                                        Dallas, Texas 75231

                                        By: /s/ GEORGE S. ROOKER
                                            ------------------------------
                                            George S. Rooker, Chairman of
                                            the Board


                                        DORCHESTER HUGOTON, LTD.
                                        5735 Pineland Drive
                                        Suite 129
                                        Dallas, Texas 75231

                                        By: /s/ PRESTON A. PEAK
                                            ------------------------------
                                            Preston A. Peak, Authorized
                                            General Partner


                                        HUGOTON NOMINEE, INC.
                                        5735 Pineland Drive
                                        Suite 129
                                        Dallas, Texas 75231

                                        By: /s/ HOWARD C. WADSWORTH
                                            ------------------------------
                                            Howard C. Wadsworth
                                            President